AMENDMENT NO. 4

TO

RIGHTS AGREEMENT

AMENDMENT NO. 4 (this “Amendment”), dated as of December 15, 2007, to the Rights Agreement, dated as of January 5, 1995 and amended as of January 13, 2003, February 6, 2003 and August 20, 2003 (the “Rights Agreement”), between Trane Inc. (formerly known as American Standard Companies Inc.), a Delaware corporation (the “Company”), and The Bank of New York, as Rights Agent (the “Rights Agent”). Capitalized terms used herein without definition shall have the meanings given to them in the Rights Agreement.

WHEREAS, the Board of Directors of the Company has authorized and declared a dividend of one Right for each share of Common Stock of the Company outstanding at the close of business on January 5, 1995, each Right representing the right to purchase one one-hundredth (subject to adjustment) of a share of Preferred Stock, upon the terms and subject to the conditions set forth in the Rights Agreement, and has further authorized and directed the issuance of one Right with respect to each share of Common Stock of the Company that shall become outstanding between the Record Date and the earliest of the Distribution Date, the Expiration Date and the Final Expiration Date;

WHEREAS, the Rights remain issued and outstanding and the Rights Agreement remains in effect with respect thereto;

WHEREAS, no Distribution Date or Expiration Date has occurred;

WHEREAS, the Company proposes to enter into an Agreement and Plan of Merger, to be dated on or about December 15, 2007 (the “Merger Agreement”), among the Company, Ingersoll-Rand Company Limited, a Bermuda corporation (“Parent”), and Indian Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which and subject to the terms and conditions thereof, among other things, the Company will merge with and into Merger Sub, with the Company surviving the merger;

WHEREAS, the Board of Directors of the Company has determined that the Merger Agreement and the terms and conditions set forth therein and the transactions contemplated thereby, are in the best interests of the Company and its shareholders;

WHEREAS, the Company desires to amend the Rights Agreement to exempt the Merger Agreement, the execution thereof and the transactions contemplated thereby, from the application of the Rights Agreement;

WHEREAS, Section 26 of the Rights Agreement provides that the Company may and the Rights Agent shall, if the Company so directs, from time to time supplement or amend the Rights Agreement without the approval of any holders of certificates representing shares of Common Stock of the Company; and the Company has (i) certified to the Rights Agent that this Amendment is in compliance with Section 26 of the Rights Agreement and (ii) directed that the Rights Agreement should be amended and supplemented as set forth in this Amendment; and

WHEREAS, the Company has directed the appropriate officers of the Company to take all appropriate steps to execute and deliver this Amendment;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Amendments to Rights Agreement.

(a) Section 1 of the Rights Agreement is hereby amended to add the following sentence at the end of the definition of “Acquiring Person”:

“Notwithstanding anything in this Agreement to the contrary, neither Ingersoll-Rand Company Limited, a Bermuda corporation (“Ingersoll-Rand”), nor any of its Affiliates or Associates shall be deemed to be an Acquiring Person solely as a result of the approval, execution, delivery or adoption of the Merger Agreement or the approval, adoption or consummation of the Merger or any other transaction contemplated by the Merger Agreement, or the public announcement of any thereof.”

(b) Section 1 of the Rights Agreement is hereby amended to add the following sentence at the end of the definition of “Distribution Date”:

“Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred solely as a result of the approval, execution, delivery or adoption of the Merger Agreement or the approval, adoption or consummation of the Merger or any other transaction contemplated by the Merger Agreement, or the public announcement of any thereof.”

(c) Section 1 of the Rights Agreement is hereby amended to add the following sentence at the end of the definition of “Stock Acquisition Time”:

“Notwithstanding anything in this Agreement to the contrary, a Stock Acquisition Time shall not be deemed to have occurred solely as a result of the approval, execution, delivery or adoption of the Merger Agreement or the approval, adoption or consummation of the Merger or any other transaction contemplated by the Merger Agreement, or the public announcement of any thereof.”

(d) Section 1 of the Rights Agreement is hereby amended to add the following definitions of “Effective Time”, “Merger” and “Merger Agreement” in the appropriate alphabetical order:

“‘Effective Time’ shall have the meaning set forth in the Merger Agreement.”

“‘Merger’ shall have the meaning set forth in the Merger Agreement.”

“‘Merger Agreement’ shall mean that Agreement and Plan of Merger, dated December 15, 2007, among the Company, Ingersoll-Rand and Indian Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Indian, as amended from time to time.”

(e) Section 3(a) of the Rights Agreement is hereby amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, no Distribution Date shall be deemed to have occurred solely as a result of the approval, execution, delivery or adoption of the Merger Agreement or the approval, adoption or consummation of the Merger or any other transaction contemplated by the Merger Agreement, or the public announcement of any thereof.”

(f) Section 7(a) of the Rights Agreement is hereby modified, amended and restated in its entirety:

“Subject to Section 7(e) hereof, the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part, at any time after the Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase and certificate on the reverse side thereof duly executed, to the Rights Agent at the principal office of the Rights Agent in New York, New York, together with payment of the Purchase Price for each one one-hundredth of a share of Preferred Stock as to which the Rights are exercised, at or prior to the earliest of (i) the time immediately prior to the Effective Time; (ii) the Close of Business on July 9, 2013 (the “Final Expiration Date”), (iii) the time at which the Rights are redeemed as provided in Section 23, (iv) the time at which the Rights are exchanged as provided in Section 23A, or (v) the time at which the Rights expire pursuant to Section 13(d) (such earliest time being herein referred to as the “Expiration Date”).”

(g) Section 11(a)(ii) of the Rights Agreement is hereby amended to add the following at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, a Section 11(a)(ii) Event shall not be deemed to have occurred solely as a result of the approval, execution, delivery or adoption of the

Merger Agreement or the approval, adoption or consummation of the Merger or any other transaction contemplated by the Merger Agreement, or the public announcement of any thereof.”

(h) Section 13(a) of the Rights Agreement is hereby amended to delete the final sentence thereof and add the following at the end thereof:

“The Company shall not consummate any Section 13 Event unless prior thereto the Company and such issuer shall have executed and delivered to the Rights Agent a supplemental agreement containing the provisions required by this Section 13. Notwithstanding anything in this Agreement to the contrary, no Section 13 Event shall be deemed to have occurred solely as a result of the approval, execution, delivery or adoption of the Merger Agreement or the approval, adoption or consummation of the Merger or any other transaction contemplated by the Merger Agreement, or the public announcement of any thereof.”

(i) Section 23A(a) of the Rights Agreement is hereby amended to add the following subsection at the end thereof:

“(e) Notwithstanding anything in this Agreement to the contrary, no exchange referred to in Section 23A(a) hereof shall be authorized solely as a result of the approval, execution, delivery or adoption of the Merger Agreement or the approval, adoption or consummation of the Merger or any other transaction contemplated by the Merger Agreement, or the public announcement of any thereof.”

(j) Section 24 of the Rights Agreement is hereby amended to add the following subsection at the end thereof:

“(c) Notwithstanding anything in this Agreement to the contrary, the Company shall not be required to give notice under this Section 24 solely as a result of the approval, execution, delivery or adoption of the Merger Agreement or the approval, adoption or consummation of the Merger or any other transaction contemplated by the Merger Agreement, or the public announcement of any thereof.”

2. Interpretation. The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as previously amended and as amended hereby.

3. Effectiveness. This Amendment shall be deemed to be in force and effect immediately prior to the execution and delivery of the Merger Agreement; provided that if the Merger Agreement shall be terminated in accordance with Section 7.01 thereof prior to the Effective Time (as defined therein), then this Amendment shall automatically terminate and be of no further force or effect. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

4. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

5. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall together constitute but one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

TRANE INC.

By:	/S/ FREDERIC M. POSES
Name:	Frederic M. Poses
Title:	Chief Executive Officer

THE BANK OF NEW YORK, as Rights Agent

By:	/S/ FILIPPO TRIOLO
Name:	Filippo Triolo
Title:	Assistant Vice President

[Signature Page to Amendment No. 4 to Rights Agreement]

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